Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on this 27th day of January, 2005 effective as of February 1, 2005, by and between DEVCON INTERNATIONAL CORP., a Florida corporation (the “Company”), and RON G. LAKEY (hereinafter called the “Executive”).

RECITALS

A. The Company desires to employ the Executive and the Executive desires to be employed by the Company in accordance with the terms and conditions of this Agreement.

B. The Board of Directors or the Compensation Committee of the Company (the “Compensation Committee”) has approved the execution by the Company of this Agreement.

C. The Board, CEO and President have determined that this Agreement will reinforce and assure the Executive’s continued employment with the Company and encourage the Executive’s continued attention and dedication to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment.

1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company and its subsidiaries (the “Subsidiaries”) on the terms and conditions set forth herein.

1.2 Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as Chief Financial Officer of the Company (“CFO”) and under the direction of the CEO and President of the Company and subject to the parameters developed by the CEO and President of the Company, shall diligently perform all services as may be assigned to him by the CEO and President of the Company (provided that, such services shall be consistent with services typically performed by officers of companies similar to the Company), including the services set forth on Exhibit A hereto (which services are deemed to be consistent with services typically performed by officers of companies similar to the Company), and shall exercise such power and authority as may from time to time be delegated to him by the CEO and President of the Company. The Executive shall devote his full time and attention to the business and affairs of the Company and the Subsidiaries, render such services to the best of his ability, and use his best efforts to promote the interests of the Company and the Subsidiaries. The Executive shall also serve as CFO or Treasurer or other officer of such of the Subsidiaries as directed by the Board of Directors, CEO or President. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities to the Company and the Subsidiaries in accordance with this Agreement.

2. Term.

2.1 Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on February 1, 2005 (the “Commencement Date”) and shall expire on January 31, 2007, unless sooner terminated in accordance with Section 5 hereof (the “Initial Term”).

2.2 Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one year terms (subject to earlier termination as provided in Section 5 hereof), unless the Company or the Executive delivers written notice to the other at least 3 months prior to the Expiration Date of its or his election not to renew the Term of Employment.

2.3 Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment”, and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the “Expiration Date.”

3. Compensation.

3.1 Base Salary. The Executive shall receive a base salary at the annual rate of $200,000 (the “Base Salary”) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, periodically, for merit increases and may, by action and in the discretion of the Compensation Committee, be increased at any time or from time to time.

3.2 Bonuses.

The Executive shall receive such bonuses, if any, as the Compensation Committee shall determine.

4. Expense Reimbursement and Other Benefits.

4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.2 Compensation/Benefit Programs. During the term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

4.3 Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

4.4 Automobile. During the Term of Employment, the Company shall provide the Executive with an automobile allowance equal to the most recently approved executive automobile expense allowance policy for executives of the Company, together with reimbursement of the reasonable operating expenses thereof.

4.5 Stock Options. During the Term of Employment, the Executive shall be eligible to be granted options (the “Stock Options”) to purchase common stock (the “Common Stock”) of the Company under (and therefore subject to all terms and conditions of) the Company’s 1999 Stock Option Plan as amended, and any successor plan thereto (the “Stock Option Plan”) and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The number of Stock Options and terms and conditions of the Stock Options shall be determined by the Compensation Committee, or by the Board of Directors of the Company, in its discretion and pursuant to the Stock Option Plan.

4.6 Other Benefits. The Executive shall be entitled to four weeks of vacation each calendar year during the Term of Employment, at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Compensation Committee of the Company shall from time to time determine.

5. Termination.

5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) conviction of any crime which involves dishonesty or a breach of trust, or (iv) gross negligence in connection with the performance of the Executive’s duties hereunder, which is not cured within fifteen (15) days after written receipt by the Executive of written notice of same. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth the reasons upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall pay to the Executive his

Base Salary to the date of termination. The Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.

5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s disability insurance as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Section 5.2, the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive a severance payment equal to 12 months of the Executive’s Base Salary at the time of the termination of the Executive’s employment with the Company. The Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.

5.3 Death. Upon the death of the Executive during the Term of Employment, the Company shall pay to the estate of the deceased Executive any unpaid Base Salary through the Executive’s date of death. The Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.

5.4 Termination Without Cause. At any time the Company shall have the right upon ninety (90) days written notice to the Executive to terminate the Term of Employment. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5, 5.6 or in the event that the Company does not renew the Executive’s Term of Employment under the terms of section 2.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary for a period (the “ Continuation Period”) of 12 months following the termination of the Executive’s employment with the Company, in the manner and at such time as the Base Salary otherwise would have been payable to the Executive, (iii) continue to provide the Executive with the benefits he was receiving under Sections 4.2 and 4.4 hereof (the “Benefits”) through the end of the Continuation Period in the manner as Benefits otherwise would have been provided to the Executive, and (iv) pay to the Executive as a single lump sum payment, within 30 days of the Expiration Date, a lump sum benefit equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under such plans by reason of the termination of his employment hereunder prior to the end of the Continuation Period. The Company’s good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive. Further, the Executive shall become immediately vested in his Stock Options. The Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.

5.5 Termination by Executive.

a. The Executive shall at all times have the right, upon ninety (90) days written notice to the Company, to terminate the Term of Employment.

b. Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive without Good Reason, the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice. The Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.

c. Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive for Good Reason, the Company shall pay to the Executive the same amounts that would have been payable by the Company to the Executive under Section 5.4 of this Agreement if the Term of Employment had been terminated by the Company without Cause. The Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.

d. For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of any material duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as set forth in Section 1.2 of this Agreement, or any other action by the Company intended to and which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 15 days after receipt of written notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Section 3.1 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within 15 days after receipt of written notice thereof given by the Executive; (iii) any termination by the Company of the Executive’s employment otherwise than for Cause pursuant to Section 5.1 of this Agreement, or by reason of the Executive’s disability or death pursuant to Sections 5.2 and 5.3 of this Agreement, respectively, prior to the Expiration Date.

5.6 Change in Control of the Company.

a. Unless otherwise provided in Section 5.7 hereof, in the event that (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment, and (ii) prior to the earlier of the Expiration Date and one year after the date of the Change in Control, either the Executive’s Term of Employment is terminated by the Company without cause, as defined in Section 5.4 hereof, or (y) the Executive terminates the Term of Employment pursuant to Section 5.5(b) hereof, then the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive as a single lump sum payment, within 30 days of the termination of his employment hereunder, a lump sum payment equal to the sum of (x) one times the sum of Executive’s (i) annual Base Salary, (ii) average bonus for the last two years, (iii) except as set forth in (iv), other average compensation, if any, for the last two years and (v) the value of the annual fringe benefits (based upon their cost to the Company) required to be provided to the Executive under Sections 4.2 and 4.4 hereof, for the year immediately preceding the year in which his employment terminates, plus (y) the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under those plans by reason of the termination of his employment hereunder. Further, upon the Change in Control, the Executive’s Stock Options shall immediately vest. The Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.

b. For the purposes of this Agreement, the term “Change in Control” shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or (b) any consolidation or merger or other business combination of the Company with any other entity where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any). Notwithstanding the foregoing, no transaction shall be deemed to constitute a “Change in Control” for purposes of this Agreement if such transaction involves the electronic security services industry or is procured, directly or indirectly, by the Employee or any affiliate of the Employee.

5.7 Certain Additional Payments by the Company.

a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (including any additional payments required under this Section 5.7) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), the Company shall make a payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

b. Subject to the provisions of paragraph (c) of this Section 5.7, all determinations required to be made under this Section 5.7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s tax advisor, which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that both of the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall have the option to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5.7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

c. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5.7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.8 Resignation. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

5.9 Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

6. Restrictive Covenants.

6.1 Non-competition. At all times while the Executive is employed by the Company and for a two (2) year period after the termination of the Executive’s employment with the Company for any reason other than by the Company without Cause (as defined in Section 5.1 hereof) or by the Executive for Good Reason (as defined in Section 5.5(d) hereof), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (for this purpose, any business that engages in the electronic security services business in the United States or other locations that the Company engages in such business or any business that engages in the aggregate industry, ready-mix concrete industry, land development construction industry or the water desalination and sewage treatment business on any of the islands of the Bahamas, Puerto Rico, US Virgin Islands, St. Maarten, St Martin or Antigua or any other islands that the Company engages in such business, shall be deemed to be in competition with the Company); provided that such provision shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.

6.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

6.3 Non-solicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a two (2) year period after the termination of the Executive’s employment with the Company for any reason, for the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

6.4 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

6.5 Definition of Company. For purposes of this Article 6, the term “Company” also shall include the Subsidiaries, any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

6.6 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

6.7 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.8 Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.9 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company and Subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company and Subsidiaries shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company or the Subsidiaries may possess.

8. Mediation. Except to the extent the Company has the right to seek an injunction under Section 7 hereof, in the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration hereunder.

9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Broward or Palm Beach Counties, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

10. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as

amended (the “Code”), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 10 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.

11. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14. Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Devcon International Corp., 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442, Attention: Secretary of the Board, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

15. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

16. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

17. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

18. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

19. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

21. Indemnification.

a. Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

b. The Company shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 21 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 21, together with a reasonable accounting of such expenses.

c. The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 21 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

d. The Company shall make the advances contemplated by this Section 21 regardless of the Executive’s financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 21 shall be unsecured and interest-free.

e. The provisions of this Section 21 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

DEVCON INTERNATIONAL CORP., a Florida corporation

By:	/s/ Donald L. Smith, Jr.
Name:	Donald L. Smith, Jr.
Title:	Chairman of the Board and CEO

EXECUTIVE:

RON G. LAKEY

/s/ Ron G. Lakey
Name:	Ron G. Lakey

EXHIBIT A

REQUIRED CFO SERVICES

•	Work closely with the CEO and President and all levels of senior management to develop short and long term strategic plans to meet the growth and profitability objectives of the organization.

•	Review existing business operations and identify ways to enhance profitability and improve business processes to increase productivity.

•	Review historical reporting practices and identify areas to enhance financial controls, policies and procedures to ensure timely and accurate financial statements are prepared to measure the business’s performance.

•	Oversee the areas of taxes, audit, and financial reporting, treasury, cash-management and information technology and ensure that the Company is in compliance with Sarbanes-Oxley.

•	Conduct due diligence on prospective acquisition targets and provide strategic advice and direct negotiations for acquisitions, joint ventures and other alliances in order to grow the business.

•	Work closely with institutional investors to raise capital and deal with banks to structure syndicated debt deals in order to fund expansion.

•	Work with the President, investors and investment banks to spearhead any equity offerings, including any secondary public offering following successful completion of a targeted acquisition to grow the security services business.

•	Facilitate effective managerial decisions by providing timely and accurate financial and operations information to senior management.

•	Ensure optimal utilization of financial resources and working capital through sound forecasting and cash management disciplines.

•	Minimize tax liabilities through effective tax planning and research and executing those tax strategies in compliance with United States GAAP.

•	Interact with external constituencies, including lending institutions, investors in accordance with applicable laws, public accountants, legal counsel and Wall Street analysts to keep them informed of the Company’s present and projected financial condition to manage earnings guidance reporting and enhance credibility to raise capital for planned business expansion.

•	Ensure continuing departmental effectiveness through hiring, training, developing and motivating a competent, proactive financial staff.

•	Present financial information to the Board of Directors and senior management that is clear, insightful and offers appropriate plans of action.